Exhibit 10.1

CANADIAN CANNABIS CORP.

100 RUTHERFORD ROAD SOUTH
BRAMPTON, ON L6W 3J5

CANADA

The Hydropothecary Corporation

120 Chemin de la Rive

Gatineau QC J8M 1V

Canada

Attention: Mr. Sebastien St. Louis, CEO

Re: Letter of Intent for the Acquisition by Canadian Cannabis Corp. of 100% of the issued and outstanding equity shares of The Hydropothecary Corporation

Dear Mr. St. Louis:

This letter of intent (“LOI”), is to generally set forth the terms and conditions of the proposed transaction or series of transactions (collectively, the “Transaction”) whereby Canadian Cannabis Corp. (“CCC”), a Delaware corporation, will: (i) acquire one hundred percent (100%) of the issued and outstanding common shares (the “THC Shares”) of The Hydropothecary Corporation (“THC”), a corporation incorporated under the laws of Canada, in exchange for, at the election of the holders of the THC Shares, a number of common shares of CCC (“CCC Shares”) per THC Share having a value in the amount of CAD $5.40 (calculated as an exchange ratio of 2.05 CCC Shares for every THC Share based on a deemed share price for the CCC Shares of the lesser of USD $2.00 per share or the effective share price of the USD$15m private placement , with the exchange rate set for $USD to $CAD as the Bank of Canada closing rate on October 2, 2015 of CAD$1.3164 per USD$1.00) or payment in cash of CAD$4.75 for each THC Share; and (ii) a concurrent CAD $6,000,000 investment by CCC into THC.  This LOI represents our intention to negotiate in good faith and enter into a definitive agreement in respect of the Transaction in a form acceptable to CCC and THC acting reasonably (the “Definitive Agreement”) on or before October 31, 2015.

CCC shall pay to THC a non-refundable deposit in the amount of CAD $1,000,000 (the “Deposit”) paid in two tranches (Section 1.i and 1.ii), which Deposit shall be non-refundable except in the event of the breach of the binding terms of  this LOI by THC, and which Deposit shall be applied to the investment in THC to be made by CCC in connection with the proposed Transaction if the Definitive Agreement is entered into by the parties.

1

Statements below as to what we, or you, will do, or agree to do, or the like, are so expressed for convenience only, and are understood in all instances (except for the items identified below in Section 12) to be non-binding and subject to our mutual continued willingness to proceed with the Transaction.

The following paragraphs reflect our understanding of the Transaction but do not constitute a complete statement of, or legally binding or enforceable agreement or commitment (except as provided in Section 12), with respect to the matters described therein:

1.	Structure: The parties intend to enter into a transaction or a series of transactions (collectively, the “Transaction”) in which:

Investment in THC

i.	Within two (2) business days of the signing of this LOI, CCC will invest Canadian Funds Five Hundred Thousand Dollars (CAD $500,000) (The Deposit tranche 1) into THC for general working capital. In the event that the Definitive Agreement is not entered into between the parties and the Deposit is not refundable by THC due to a breach of the binding terms of this LOI and THC does not otherwise determine to refund the Deposit, the amount of the Deposit shall be converted into THC Shares at a price of CAD $4.00 per THC Share.

ii.	CCC will invest an additional Canadian Funds Five Hundred Thousand Dollars (CAD $500,000) into THC on October 15, 2015 for general working capital purposes (The Deposit tranche 2). In the event that the Definitive Agreement is not entered into between the parties, this amount shall be converted into THC Shares at a price of CAD $4.00 per THC Share.

iii.	CCC will invest an additional Canadian Funds Two Million Five Hundred Thousand Dollars (CAD $2,000,000) into THC on the signing of the Definitive Agreement for working capital expenditure and expansion of facilities on or before November 10.

iv.	CCC will invest an additional Canadian Funds One Million Dollars (CAD$1,000,000) into on December 1, 2015.

v.	CCC will invest an additional Canadian Funds Two Million Dollars ($2,000,0000) into on January 15, 2015.

2

Acquisition of THC Shares

vi.	CCC will issue Two million forty seven thousand, seven hundred twenty three (2,047,723) CCC Shares (the “Services Shares”) to Sebastien St. Louis, Louis Gagnon, and Adam Miron (collectively “THC Founders”) as consideration for employment agreements to be entered into with each of the THC Founders in a form acceptable to CCC and the THC Founders acting reasonably. Upon the completion of the Transaction, the THC Founders will hold, directly or indirectly, 6,000,000 THC Shares as a result of the issuance of the Services Shares and the exchange of their THC Shares for CCC Shares as provided below. The Service Shares shall be issued as fully paid and non-assessable and shall be freely tradable, however the THC Founders shall sign a lock-up agreement that governs the sale of any THC Shares by the THC Founders. The lock-up agreement will be the same as the one signed by CCC Executive Management.

vii.	Upon completion of the Transaction, CCC will hold one hundred percent (100%) of all of the issued and outstanding shares of THC and THC shall be the wholly-owned subsidiary of CCC’s wholly-owned subsidiary, Canada Cannabis Corp.

2.	Due Diligence: The parties will work promptly to carry out all required due diligence in respect of the proposed Transaction including without limitation, the completion of standard business, legal and other inquiries and a review of applicable laws and regulations. The parties will afford each other, its employees, auditors, legal counsel, and other authorized representatives all reasonable opportunity and access during normal business hours to inspect and investigate the business and financial affairs of the other party.

3.	Definitive Agreement. We mutually agree to proceed reasonably and in good faith toward negotiation and execution of the Definitive Agreement, which shall contain the terms and conditions set out in this LOI and such other terms, conditions, indemnities, representations, warranties, covenants as are customary for transactions of this nature. The parties shall cooperate in structuring the Transaction in the most effective manner having regard to applicable tax, corporate, and securities laws. The issuance of shares under the Transaction shall be made in the most tax efficient manner for THC shareholders per professional opinion from tax advisors to THC.

4.	Board of Directors. Upon the closing of the Transaction and subject to regulatory approvals: (i) the board of CCC shall be reconstituted to consist of Benjamin Ward, Vijay Kanwar, Richard Wachsberg, Sebastien St. Louis and Jane Farnham; and (ii) Sebastien St. Louis shall become the President of CCC, Ed Chaplin shall become the Chief Financial Officer of CCC, and Adam Miron shall become the Chief Marketing Officer of CCC.

3

5.	Regulatory Approvals and Contractual Consents: The completion of the Transaction shall be subject to the following, and the parties agree to cooperate in making any submissions necessary to obtain the same and effect the Transaction:

i.	the receipt of all necessary board approvals for the Transaction, which shall be obtained prior to the execution of the Definitive Agreement;

ii.	the receipt of all necessary shareholder approvals; and

iii.	the receipt of all necessary regulatory approvals (including approvals from any licensing authorities) and third party consents prior to the closing of the Transaction.

6.	Other Conditions. The Definitive Agreement shall include, but will not be limited to, the following closing conditions:

i.	prior to, and as a condition of closing, THC will take the necessary and appropriate steps to exercise or cancel all restricted stock, convertible securities, options or other instruments or securities from which to acquire stock of THC; existing employees will in turn receive employee stock options of CCC on a commensurate level to their existing THC stock options, subject to ratification by the CCC Board of Directors and its compensation committee;

ii.	the parties having completed a due diligence investigation, the results of which are satisfactory to the parties in their sole discretion;

iii.	at the time of the Transaction, THC will have no liabilities, contingent or otherwise, unless such liabilities have been specifically agreed to by CCC in writing; to be included in the Definitive Agreement. CCC has reviewed the financial statements of THC and has agreed to the outstanding accounts payable and liabilities of THC as listed on October 2, 2015;

iv.	each of CCC and THC will not be debarred or lose its status with any third-party or government agency, including Health Canada as a result of the Transaction;

v.	each of CCC and THC will have received all regulatory approvals required to complete the Transaction, where necessary;

4

vi.	the parties agreement to cooperate to prepare for filing all necessary current reports with the Securities and Exchange Commission of the United States and the applicable securities commissions of certain of the provinces of Canada with respect to the Transaction, including a Form 8-K, within the required regulatory time limits in order, among other things, for all of the CCC Shares to be issued under the Transaction to be freely tradable in Canada by the former holders of the THC Shares receiving CCC Shares under the Transaction;

vii.	the representations and warranties of the parties contained in the Definitive Agreement shall be true and correct in all material respects as of the closing of the Transaction; and

viii.	no material adverse change shall have occurred in the business, assets, liabilities, results, financial condition, affairs or prospects of THC from the date of the Definitive Agreement to the closing of the Transaction.

7.	Management Agreements: At the closing of the Transaction, each of the THC Founders and Ed Chaplin (collectively “THC Management”) and any other existing and necessary employees as jointly determined shall enter into employment or management services agreements with CCC. The terms of THC Management’s services agreements shall be the standard CCC terms as well as the terms outlined in Schedule A to this LOI. Each member of THC Management shall be entitled to participate in any equity or equity-linked incentive plans implemented by CCC.

8.	Confidentiality: Except with the prior consent of the other party, each party will keep confidential and not disclose to any third party the terms of this LOI and any confidential information received from the other party or its representatives pursuant to this LOI. Each party agrees that it shall not use any confidential information for any purpose other than for the purposes of reviewing and negotiating the Transaction. The parties agree that they shall make all public disclosures as required by applicable securities laws and securities regulatory authorities, including the Securities and Exchange Commission (SEC) of the United States, relating to the Transaction, subject to the prior review and approval of such disclosure by the parties.

9.	Disclosure: No public announcement concerning the Transaction contemplated herein or the status of the discussions between the parties hereto shall be made by either party unless and until the same has been approved by both parties hereto, unless such disclosure is required by any government laws, rules or regulations, by any government regulatory authorities or any stock exchange having jurisdiction over either party provided prior written notice is provided to the other party respecting such disclosure or public announcement and such party has been provided reasonable opportunity to review and comment on the proposed disclosure.

5

10.	Costs: Each party is responsible for and shall bear its own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors, incurred at any time in connection with pursuing or consummating the Transaction, regardless of whether a Definitive Agreement is entered into or the closing of the Transaction occurs. Each party’s obligations in this respect shall survive the closing of the Transaction or any termination of the proposed Transaction between the parties. It is expressly understood that both parties’ counsel will be together responsible for preparing the documents required to complete the Transaction including any filings required to be filed with the regulatory authorities in connection with the Transaction.

11.	Exclusivity: The parties hereby agree that until the Termination Date (as defined below) and the date the parties enter into the Definitive Agreement, neither party, nor their respective directors, officers, agents and representatives will, directly or indirectly:

i.	solicit, initiate or encourage the initiation of any expression of interest, inquiries or proposals regarding, constituting or that may reasonably be expected to lead to any merger, amalgamation, take-over bid, tender offer, arrangement, recapitalization, liquidations, dissolution, share exchange, sale of material assets involving the parties or a proposal or offer to do so (the “Acquisition Proposal”) (including without limitation, any grant of an option or other right to take any such action);

ii.	participate in any discussions or negotiations regarding an Acquisition Proposal;

iii.	accept or enter into, or propose publicly to accept or enter into, any agreement, letter of intent, memorandum of understanding or any arrangement in respect of an Acquisition Proposal; and

iv.	otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any person to do any of the foregoing.

12.	Binding Effect: The consummation of the Transaction is subject to the execution of the Definitive Agreement and, except for this Section 12 and Sections 1(i) and 1(ii) relating to the Deposit, Section 8 (Confidentiality), Section 9 (Disclosure), Section 10 (Costs), Section 11 (Exclusivity), Section 13 (Termination) and Section 14 (Governing Laws) that are intended to create binding obligations, it is understood that no legal obligation or liability will be created by this LOI as against the parties.

6

13.	Termination: If the Definitive Agreement is not negotiated and executed by both parties on or before November 13, 2015 or such other date as agreed to by the parties (the “Termination Date”), this LOI shall be terminated and the terms hereof will be of no further force or effect except for Sections 1(i) and 1(ii) relating to the Deposit, Section 8 (Confidentiality), Section 9 (Disclosure), Section 10 (Costs) and Section 14 (Governing Laws).

14.	Governing Laws: This LOI will be governed by and be construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The parties agree that any dispute arising out of or relating to this LOI shall be subject to the exclusive jurisdiction of the courts in and for the Province of Ontario and each party agrees to submit to the personal and exclusive jurisdiction and venue of such courts. Governing law and jurisdiction regarding the Definitive Agreement shall be negotiated between and agreed to by the parties and set out in the Definitive Agreement.

If the terms outlined above are acceptable to you please sign and date this Letter in the space provided below and return a signed copy to the undersigned.

Very truly yours,

CANADIAN CANNABIS CORP.

By	/s/ Benjamin Ward
Benjamin Ward, President & CEO

ACKNOWLEDGED AND AGREED to on

OCTOBER 5, 2015 :

THE HYDROPOTHECARY CORPORATION

By	/s/ Sebastien St. Louis
Sebastien St. Louis, CEO

7

Schedule A-Terms of THC Founders' and Executive Services Agreements

1.	CCC and each of Sebastien St. Louis and Adam Miron shall enter into Agreements for Services that are substantially similar to that of CCC's services agreement with Benjamin Ward, and that are identical with respect to compensation with the exception of point #4 and point #5.
2.	CCC and Ed Chaplin shall enter into an Agreement for Services providing Chaplin with an annual salary of $175,000CAD, 400k CCC shares from treasury (1/12th vesting quarterly over three years), and an executive ESOP when available that is the same as the ESOP of Ben Ward and Sebastien St-Louis.
3.	Ed Chaplin to receive 100k CAD cash bonus on February 28th 2016.
4.	Adam Miron to receive 100k CAD cash bonus on February 28th 2016.
5.	CCC shall sign an agreement to provide each of Ben Ward & Sebastien St. Louis 5% each net profit of the company on an annual basis beginning in the year in which annual revenue reaches 10 million dollars CAD and profit is at least 40%.

THC share convert and service share schedule:

	THC Shares	%	CCC Shares Total	CCC Convert	Service Shares (fully vested on issue)
Sebastien	657,000	34.09%	2,045,667	1,347,507	698,160
Louis	650,000	33.73%	2,023,871	1,333,150	690,721
Adam	620,000	32.17%	1,930,462	1,271,620	658,842
Total	1,927,000	100.00%	6,000,000	3,952,277	2,047,723

/s/ Sebastien St. Louis	/s/ Benjamin Ward
Sebastien St. Louis	Benjamin Ward
CEO, Hydropothecary	President & CEO CCC.

8

Schedule A-Terms of THC Founders' and Executive Services Agreements

1.	CCC and each of Sebastien St. Louis and Adam Miron shall enter into Agreements for Services that are substantially similar to that of CCC's services agreement with Benjamin Ward, and that are identical with respect to compensation with the exception of point #4 and point #5.
2.	CCC and Ed Chaplin shall enter into an Agreement for Services providing Chaplin with an annual salary of $175,000CAD, 400k CCC shares from treasury (1/12th vesting quarterly over three years), and an executive ESOP when available that is the same as the ESOP of Ben Ward and Sebastien St-Louis.
3.	Ed Chaplin to receive 100k CAD cash bonus on February 28th 2016.
4.	Adam Miron to receive 100k CAD cash bonus on February 28th 2016.
5.	CCC shall sign an agreement to provide each of Ben Ward & Sebastien St. Louis 5% each net profit of the company on an annual basis beginning in the year in which annual revenue reaches 10 million dollars CAD and profit is at least 40%.

THC share convert and service share schedule:

	THC Shares	%	CCC Shares Total	CCC Convert	Service Shares (fully vested on issue)
Sebastien	657,000	34.09%	2,045,667	1,347,507	698,160
Louis	650,000	33.73%	2,023,871	1,333,150	690,721
Adam	620,000	32.17%	1,930,462	1,271,620	658,842
Total	1,927,000	100.00%	6,000,000	3,952,277	2,047,723

/s/ Sebastien St. Louis	/s/ Benjamin Ward
Sebastien St. Louis	Benjamin Ward
CEO, Hydropothecary	President & CEO CCC.

9